CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Exhibit C - Financial Highlights” and “Representations and Warranties” in the Combined Proxy Statement/Prospectus, and to the incorporation by reference in the Registration Statement of The Harford Mutual Funds II, Inc. (Form N-14) of our report dated December 29, 2020, on the financial statements and financial highlights of Schroder Core Bond Fund (one of the series constituting Schroder Series Trust (the “Fund”)) included in the Annual Report to shareholders for the year ended October 31, 2020, and the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated March 1, 2021, which are incorporated by reference therein.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 13, 2021